                                                                  Exhibit 2.3

                            LOCAL MARKETING AGREEMENT

      This Local Marketing Agreement (the "Agreement") is made as of February 10, 1998, effective for all purposes on the Effective Date (as defined below), between Cumulus Broadcasting, Inc., a Nevada corporation ("Programmer"), and Wiskes/Abaris Communications KQIZ Partnership, an Illinois limited partnership (the "Licensee").

                                    Recitals

      A. Licensee holds the license to operate radio broadcast station KQIZ-FM (the "Station") pursuant to authorizations issued by the Federal Communications Commission (the "FCC").

      B. Licensee and Programmer entered into an Asset Purchase Agreement effective December 5, 1997, as amended (the "Purchase Agreement") , which provides for the acquisition by Programmer of substantially all of the assets used in connection with the operation of the Station, on the terms and subject to the conditions set forth therein.

      C. Pending closing pursuant to the Purchase Agreement, Programmer desires to purchase from Licensee and Licensee desires to sell to Programmer certain airtime on the Station, all in accordance with the Communications Act of 1934, as amended, and the rules, regulations, and policies of the FCC (the "FCC Requirements").

      NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants, representations, warranties and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:

      1. Effective Date and Term.

      1.1 Effective Date. This Agreement shall become effective for all purposes on February 15, 1998.

      1.2 Term. The term of this Agreement (the "Term") shall begin on the Effective Date and shall continue until December 31, 2001, unless earlier terminated in accordance with the provisions set forth in this Agreement.

      2. Purchase of Airtime. Programmer hereby purchases from Licensee all airtime on the Station during the Term, other than airtime between 7:00 a.m., local time and 8:00 a.m., local time on Saturdays, on the terms specified herein (such purchased airtime period is referred to herein as the "Broadcasting Period"). During the Broadcasting Period, Licensee shall broadcast on the Station programming supplied by Programmer (collectively, the "Program" or "Programs"). Programmer will ensure that the Programs meet technical and quality standards equal to those of


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programming broadcast by commercial radio stations generally in the United
States. If Licensee in the reasonable exercise of its discretion finds that any Program(s) does not meet these standards, then it shall advise Programmer in writing of the specific technical deficiencies. If such technical deficiencies have not been corrected within ten (10) days after receipt of notice, then Licensee shall have no obligation to broadcast such Program(s) until such time as the technical deficiencies are corrected. Programmer shall not substantially alter the format of the Station during the Term.

      3. Licensee's and Programmer's Obligations. In consideration for the payments made and to be made by Programmer hereunder, Licensee shall make available to Programmer, beginning on the Effective Date, all of the Station's airtime during the Broadcasting Period and shall cause to be broadcast on the Station the Programs pursuant to Section 2 hereof. As of the Effective Date, Programmer hereby accepts delivery and possession of the tangible assets identified in Section 2(h) of the Disclosure Schedule to the Purchase Agreement, and the leases and other agreements to be assigned as of Closing, as having satisfied the delivery of such property in the condition required under the Purchase Agreement; provided, however, that in the event of termination of the Purchase Agreement, all such property shall be returned to Licensee upon the termination of this Agreement in its current condition, ordinary wear and tear excepted. Throughout the Term, unless otherwise mutually agreed by the parties, Programmer shall maintain Station's transmission facilities, including the maintenance of the operating power of the Station at no less than its current level, and shall operate and maintain in good working conditoin the aforesaid property, including but not limited to the Station's transmission facilities and broadcasting equipment, provided that the Licensee shall retain ultimate control over the operation of the Station as required under the FCC's rules and regulations. Throughout the Term, Licensee shall also, with respect to the
Station:

            (a) employ a General Manager (Larry Swikard) who will report to Licensee and direct the performance of Licensee's obligations hereunder and who shall have no employment, consulting, or other material relationship to Programmer;

            (b) employ at least employee (Danley West) to assist the General Manager in performing Licensee's obligations hereunder and who shall have no employment, consulting or other material relationship with Programmer;

            (c) retain ultimate control over the personnel, finances, programming and operation of the Station;

            (d) maintain a main studio consistent with the FCC Requirements at which the General Manager and the other full time employee(s) of the Station will be available during normal business hours consistent with their current duties and hours (Programmer will provide Licensee's employees with office space and telephone consistent with current Licensee practices);

            (e) comply with the FCC Requirements with respect to the ascertainment of community problems, needs and interests; broadcast programming responsive thereto; and


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

      timely prepare and place in the Station's public inspection files appropriate documentation thereof;

            (f) comply with all other FCC Requirements which may be applicable to the operation of the Station.

      4. Consideration. In consideration of the airtime made available to Programmer pursuant to this Agreement, Programmer shall pay Licensee as set forth in Appendix A attached hereto.

      5. Operation, Ownership and Control of the Stations.

      5.1 Control Vested in Licensee. Notwithstanding anything to the contrary in this Agreement, as long as Licensee remains the FCC licensee of the Stations, Licensee will have full authority, power and control over the operation of the Station and over all persons employed by it. Licensee will bear the responsibility for the Station's compliance with, and shall cause the Station to comply with, all applicable laws, including the FCC Requirements. Nothing contained herein shall prevent or hinder Licensee from: (a) rejecting or refusing Programs that Licensee believes in good faith to be unsuitable or contrary to the public interest; (b) substituting programs which Licensee believes in good faith to be of greater local or national importance or which are designed to address the problems, needs and interests of the local community: (c) preempting any Program in the event of a local, territorial or national emergency; (d) refusing to broadcast any Program that does not meet the FCC Requirements; or (e) deleting any commercial announcements that do not comply with the FCC Requirements or the requirements of the Federal Trade Commission, or any state, local or federal law.

      5.2 Notice of Complaints. Programmer will immediately serve Licensee with notice and a copy of any letters of complaint that Programmer receives concerning any Program for Licensee's review and inclusion in its public inspection files. Licensee will immediately serve Programmer with notice and a copy of any letters of complaint that it receives concerning any Program.

      5.3 Programmer Access to the Station's Studios. During the Term, Licensee shall make available to Programmer for no additional consideration the areas in the Station's studios as may be reasonably necessary or appropriate for Programmer to exercise its rights and perform its obligations under this Agreement. Programmer shall, to the extent commercially feasible, use Licensee's current studios and other facilities to exercise its rights and perform its obligations under this Agreement.

      5.4 Employees. Programmer shall employ and be responsible for the salaries, taxes, insurance, and related costs for all Station personnel (excluding those employees described in Sections 3(a) and 3(b) above, which employees are covered in Appendix A) and all personnel used in the production of the programs supplied to the Station hereunder, and all other costs incurred by Programmer for the production of such programs. Licensee shall pay all compensation owed to its employees up to and including the Effective Date. Programmer shall, after the Effective Date,


                                       3
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employ those of Licensee's employees as Programmer may elect on terms and conditions determined by Programmer in Programmer's sole discretion, other than those employees employed by Licensee in the operation of the Station after the Effective Date, who shall remain in Licensee's sole employ and control. Upon termination of this Agreement, Licensee shall be free to re-employ Programmer's employees on such terms and conditions as may be determined by Licensee.

      5.5 Mutual Cooperation. Programmer and Licensee agree to cooperate reasonably with each other as necessary to fulfill their rights and obligations hereunder.

      6. Program Rights and Music Licenses. During the Term, Licensee shall make available to Programmer for its use, on the dates and at the times specified by Programmer, all of Licensee's rights to programs under any program rights agreements of the Stations (together with the music licenses described below, the "Program Rights Agreements"). Licensee shall use its best efforts to secure all consents, if any, from third parties that are necessary to permit Programmer to use the programs under Program Rights Agreements. Licensee shall maintain all necessary performing rights licenses to musical compositions included in any Program, subject to reimbursement by Programmer for the cost thereof under
Section 4 and Appendix A of this Agreement.

      7. Programs to Serve the Public Interest. Licensee acknowledges that it is familiar with the type of programming Programmer intends to provide and has determined that the broadcast of such programming on the Station would serve the public interest and is otherwise suitable. Programmer shall cooperate with Licensee to ensure that the Programs include material that is responsive to community problems, needs, and interests.

      8. Programming Standards. Programmer shall use its best efforts to ensure that the Programs conform to all FCC Requirements applicable to broadcast radio stations.

      9. Expenses, Revenues and Accounts Receivable.

      9.1 Expenses. The Station's cash expenses arising or relating to the period before the Effective Date shall be the responsibility of Licensee, and Programmer shall not be obligated to reimburse Licensee for any expenses allocable to such period. During the Term, Programmer will reimburse Licensee for its expenses incurred in accordance with Section 4 hereof. Programmer shall be solely responsible for all expenses with respect to the operation of the Station, other than reimbursed expenses covered in Appendix A, including but not limited to those attributable to the origination and/or delivery of the Programs by Programmer to Licensee.

      9.2 Cash Accounts Receivable, Advertising and Programming Revenues.

      (a) Promptly after the Effective Date, Licensee shall furnish to Programmer a list of the Accounts Receivable that arose out of the operations of the Stations as of the close of business on the day preceding the Effective Date but are due and payable thereafter. For a period of 120 days


                                       4
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after the Effective Date, Programmer, as Licensee's agent, shall, without compensation, collect the accounts receivable for Licensee. Immediately after the end of each month of the Term (not later than the fifth day of the subsequent month), Programmer shall remit to Licensee the amount collected by Programmer during that month with respect to the Accounts Receivable and Programmer shall provide Licensee with a report setting forth the Accounts Receivable collected by Programmer that month. Programmer shall furnish Licensee with such records and other information as Licensee may reasonably require to verify the amounts collected by Programmer with respect to the Accounts Receivable. Upon five days' prior written notice from Licensee, Programmer shall terminate all collection efforts on behalf of Licensee with respect to the Accounts Receivable specified in the notice and those Accounts Receivable shall no longer be considered Accounts Receivable for purposes of this section 9.2. Programmer shall set all commercial advertising during the Broadcasting Period for its own account and shall be entitled to collect all Accounts Receivable arising thereunder. At the end of the 120-day collection period, the Programmer will turn back to the Licensee all of the accounts receivable of the Station as of the Closing Date owing to the Licensee which have not yet been collected. The Programmer will thereafter have no further responsibility with respect to the collection of such receivables, which shall remain the exclusive property of the Licensee from that point, and Licensee shall be free to take all commercially reasonable measures to collect such receivables.

      (b) For the purpose of determining amounts collected by Programmer with respect to the Accounts Receivable, (i) in the absence of a bona fide dispute between an account debtor and Licensee, all payments by an account debtor shall first be applied to Accounts Receivable due from the account debtor, and (ii) any amount received by Programmer which is from an account debtor to Licensee who claims to have a bona fide dispute with Licensee shall be deemed to have been received with respect to the accounts receivable due Programmer to the extent of such dispute.

      (c) Programmer shall not be required to retain a collection agency, bring any suit, or take any other action out of the ordinary course of business to collect any of the Accounts Receivable. Programmer shall not compromise, settle or adjust the amount of any of the Accounts Receivable without the written consent of Licensee.

      (d) Programmer's obligation to collect and remit Accounts Receivable hereunder shall continue, at the option of Licensee, in the event of termination of this Agreement pursuant to Section 11.5 hereof.

      9.3 Political Time. Licensee shall, with respect to the Station, oversee and take ultimate responsibility with respect to the provision of equal opportunities, lowest unit charge, and reasonable access to political candidates, and compliance with the political broadcasting provisions of the FCC Requirements. Programmer shall cooperate with Licensee in complying with such provisions, and shall supply promptly to Licensee such information reasonably requested by Licensee for such purposes. Licensee, in consultation with Programmer, will develop a statement which discloses its political broadcasting rates and policies to political candidates, and Programmer will follow those respective policies in the sale of political programming and advertising for the Station. Programmer


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shall provide any rebates due to political advertisers and release advertising availabilities to Licensee during the Broadcasting Period sufficient to permit Licensee to comply with political broadcasting provisions of the FCC Requirements. Revenues received by Licensee as a result of any such release of advertising time shall be for the account of Programmer.

      10. Call Letters and Frequency. During the Term, Licensee (i) shall retain all rights (except as provided in the following sentence) to the Station's call letters and trade names, (ii) shall not change the call letters, and (iii) shall not seek FCC consent to a modification of facilities which would specify a frequency change or have a material adverse effect upon the presently authorized coverage of the Station. Programmer shall include in the Programs for the Station an announcement in a form reasonably satisfactory to the Licensee in accordance with the FCC Requirements to identify such Station, as well as any other announcements required by the FCC Requirements.

      11. Events of Default and Termination.

      11.1 Programmer's Events of Default. The occurrence and continuation of any of the following will be deemed an Event of Default by Programmer under this
Agreement:

            (a) Programmer fails to make LMA Payments;

            (b) Programmer fails to observe or perform any other material covenant, condition or agreement contained in this Agreement; or

            (c) Programmer breaches or violates any material representation or warranty made by it under this Agreement.

      11.2 Licensee's Events of Default. The occurrence and continuation of any of the following will be deemed an Event of Default by Licensee under this
Agreement:

            (a) Licensee fails to observe or perform any material covenant, condition or agreement contained in this Agreement; or

            (b) Licensee breaches or violates any material representation or warranty made by it under this Agreement.

      11.3 Cure Period. The defaulting party shall have thirty (30) days from the date on which Programmer has provided Licensee or Licensee has provided Programmer, as the case may be, with written notice specifying the Event(s) of Default to cure any such Event(s) of Default. If the Event of Default cannot be cured by the defaulting party within such time period but commercially reasonably efforts are being made to effect a cure or otherwise secure or protect the interests of the non-defaulting party (in which case, if successful, the Event of Default shall be deemed cured), then the defaulting party shall have an additional period not to exceed thirty (30) days to effect a cure or a deemed cure; provided, however, in connection with a default under Section 11.1(a) above or any


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other default for failure to pay any sums due the other party, the thirty-day cure shall be reduced to five days and there shall be no additional thirty-day period to effect a cure.

      11.4 Termination for Uncured Event of Default. If an Event of Default by Programmer has not been cured or deemed cured within the period set forth in
Section 11.3 above, then Licensee may terminate this Agreement, effective immediately upon written notice to Programmer, and pursue all remedies available at law or in equity for breach of this Agreement. If an Event of Default by Licensee has not been cured or deemed cured within the periods set forth in
Section 11.3 above, then Programmer may terminate this Agreement, effective immediately upon written notice to Licensee, and pursue all remedies available at law or in equity for breach of this Agreement.

      11.5 Termination Upon Consummation of the Purchase Agreement. This Agreement shall terminate immediately upon the Closing Date (as defined in the Purchase Agreement).

      11.6 Termination by Licensee To Satisfy the FCC Requirements. If Licensee is required by the FCC to terminate this Agreement by an FCC order which has become a Final Order (as that term is defined in the Purchase Agreement), Licensee shall, or, if the FCC orders that this Agreement be terminated before its order becomes a Final Order and this Agreement cannot be revised to comply with applicable FCC Requirements as contemplated by Section 20 hereof, Licensee may, upon at least sixty (60) days' written notice to Programmer (or such shorter period as may be required by the FCC) terminate this Agreement.

      11.7 [Intentionally Omitted]

      12. Certain Representations, Warranties and Covenants.

      12.1 Mutual Representations Concerning This Agreement. Licensee represents and warrants as follows: (a) Licensee is a limitd partnership organized under the laws of the state of Illinois and qualified to do business in Texas, (b) Licensee has the power and authority to enter into and perform this Agreement; and (c) the execution, delivery and performance of this Agreement by Licensee does not conflict with any other agreement to which Licensee is a party.

      Programmer represents and warrants as follows: (a) Programmer is a corporation duly organized, validly existing and in good standing under the laws of Nevada; (b) Programmer has the requisite corporate power and authority to enter into and perform this Agreement; (c) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action of Programmer; and (d) the execution, delivery and performance of this Agreement by Programmer does not conflict with any other agreement to which Programmer is a party.

      12.2 Program Rights and Barter Agreements. Licensee represents and warrants that (i) it is current in all payment obligations and is not otherwise in default under the Program Rights Agreements and (ii) there are no Barter Agreements as defined in the Asset Purchase Agreement


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which extend beyond the Effective Date and which exceed in the aggregate Twenty
Thousand Dollars ($20,000). Programmer agrees to assume the obligations under such Barter Agreements as provided in the Purchase Agreement.

      12.3 Compliance with FCC Requirements. Programmer represents, warrants and covenants that its execution and performance of this Agreement is, and will remain, in compliance with the FCC Requirements, including without limitation, 47 C.F.R. ss. 73.3555.

      13. Modification and Waiver; Remedies Cumulative. No modification or waiver of any provision of this Agreement will be effective unless in writing and signed by all parties. No failure or delay on the part of Programmer or Licensee in exercising any right or power under this Agreement will operate as a waiver of such right or power, nor will any single or partial exercise of any such rights or power or the exercise of any other right or power operate as a waiver. Except as otherwise provided in this Agreement, the rights and remedies provided in this Agreement are cumulative and are not exclusive of any rights or remedies which a party may otherwise have.

      14. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and permitted assigns. Notwithstanding the foregoing, no party may assign its rights or obligations under this Agreement without the prior written consent of the other party; provided, however, that Programmer may assign and delegate its rights and obligations under this Agreement to a party that controls, or is controlled by, or is under common control with, Programmer, and who is qualified under any applicable FCC Requirement, upon notice to, but without the prior written consent of Licensee.

      15. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of Illinois without regard to any conflicts-of-law rules that might apply the laws of another jurisdiction or jurisdictions.

      16. Notices. Notices required to be provided by this Agreement shall be given in the manner provided and to the persons specified in the Purchase Agreement.

      17. Entire Agreement. This Agreement embodies the entire understanding among the parties with respect to the subject matter hereof, and supersedes any prior or contemporaneous written or oral agreement between the parties regarding such subject matter.

      18. Relationship of Parties. Programmer and Licensee are not, and shall not be deemed to be, agents, partners, or representatives of each other.

      19. Force Majeure. The failure of a party hereto to comply with its obligations under this Agreement due to acts of God, strikes or threats thereof or force majeure or due to causes beyond such party's control will not constitute an Event of Default under Section 11 of this Agreement and no party will be liable to the others therefore. Programmer and Licensee each agree to exercise its commercially reasonable efforts to remedy any such conditions affecting its own


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facilities as soon as practicable.

      20. Subject to Laws; Invalidity. The obligations of the parties under this Agreement are subject to the FCC Requirements and all other applicable laws. The parties acknowledge that this Agreement is intended to comply with FCC Requirements. However, in the event that the FCC determines that the continued performance of this Agreement is in violation of the FCC Requirements, each party will use its commercially reasonable efforts to comply with the FCC Requirements or will in good faith contest or seek to reverse any such action or agree on the terms of a revision to this Agreement, in each case, on a time schedule sufficient to meet the FCC Requirements and so long as the fundamental nature of the business arrangement between the parties evidenced by this Agreement is maintained. If any provision of this Agreement is otherwise held to be illegal, invalid, or unenforceable under present or future laws, then such provision shall be fully severable, this Agreement shall be construed and enforced as if such provision had never comprised a part thereof, and the remaining provisions shall remain in full force and effect, in each case so long as the fundamental nature of the business arrangement between programmer and Licensee has been maintained.

      21. Reciprocal Indemnity.

      21.1 Indemnification by Programmer. Programmer shall indemnify, defend, and hold harmless Licensee from and against any and all claims, losses, costs, liabilities, damages, and expenses (including reasonable attorneys' fees and other expenses incidental thereto) of every kind, nature and description, including but not limited to those relating to copyright infringement, libel, slander, defamation or invasion of privacy, arising out of: (a) Programmer's broadcasts of the Programs; (b) any misrepresentation or breach of any warranty of Programmer; or (c) any breach of any covenant, agreement, or obligation of Programmer. If Programmer is required to indemnify Licensee as a result of programs broadcast hereunder which are supplied by a third party pursuant to a contract with Licensee, it is agreed that Programmer shall be subrogated to any rights which Licensee may have against such third party, including the right to indemnification by such third party.

      21.2 Indemnification by Licensee. Licensee shall indemnify, defend, and hold harmless Programmer from and against any and all claims, losses, costs, liabilities, damages, and expenses (including reasonable attorneys' fees and other expenses incidental thereto) of every kind, nature and description, including but not limited to those relating to copyright infringement, libel, slander, defamation or invasion of privacy, arising out of: (a) Licensee's broadcast of programs on its own behalf, other than Programs; (b) any misrepresentation or breach of any warranty of Licensee; or (c) any breach of any covenant, agreement, or obligation of Licensee. If Licensee is required to indemnify Programmer as a result of programs broadcast hereunder which are supplied by a third party pursuant to a contract with Licensee, it is agreed that Licensee shall be subrogated to any rights which Programmer may have against such third party, including the right to indemnification by such third party.


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      22. Headings. The headings of the sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

      23. Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signature on each such counterpart were upon the same instrument.

      24. Survival. All representations, warranties, covenants and agreements made by any party in this Agreement or pursuant hereto shall survive execution and delivery of this Agreement.

      25. Waiver. The provisions of the Purchase Agreement are hereby waived by Programmer or deemed satisfied hereby:

            (a) All Seller's operating requirements in Section 4 of the Purchase Agreement with respect to the Station and Acquired Assets to the extent undertaken by Programmer hereunder; and

            (b) Sections 2(f)(i), 4(e) (subsequent to the Effective Date), and 4(m) (to the extent loss, damage, or destruction of assets is the result of actions by Programmer).


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

                                     ******

      IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.

PROGRAMMER:                   CUMULUS BROADCASTING, INC.


                              By:_____________________________
                              Richard Weening
                              Chairman

LICENSEE:                     WISKES/ABARIS COMMUNICATIONS KQIZ
                              PARTNERSHIP


                              By:_____________________________

                              Printed Name:___________________

                              Title:__________________________


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                                   APPENDIX A

                                  LMA PAYMENTS

      In consideration of the airtime made available to Programmer pursuant to this Agreement, during the Term, Programmer shall reimburse Licensee monthly in advance on the first day of each month (pro rated to date of termination) the Station Expenses (defined below) for which Licensee has submitted to Programmer a written reimbursement request supported by appropriate documentation of expenses. The term "Station Expenses" as used herein means the reasonable and prudent expense actually incurred by Licensee in operating the Station in compliance with the terms of this Agreement (including without limitation Sections 3 and 6) and consistent with past practice (except for changes resulting from the transactions contemplated by this Agreement), including without limitation, those expenses set forth below.

      In addition, (1) Programmer shall pay Licensee a monthly LMA fee (payable monthly in advance on the first day of each month during the Term) (pro rated to the date of termination) equal to Fifteen Thousand Dollars ($15,000.00), which amount shall be increased by five percent (5%) on each twelve-month anniversary of the Effective Date during the Term; and (2) a one-time reimbursement for invoiced attorneys' fees related to the preparation of this Agreement, not to exceed Two Thousand Dollars ($2,000) .

      Monthly Station expenses shall include the following:

      Employees
            Larry Swikard, General Manager            $
            Danley West
            Payroll Taxes (Fica, Futa, State taxes)
            Health Insurance
            Life Insurance
            Workers Compensation Insurance

      Engineering:
            Utilities                                 $
            Maintenance and Repairs

      Music License Fees:
            Ascap, BMI, Sesac
      Property Insurance and taxes
      Station and Tower Rent                                      ________

      Total Expenses                                  $


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